EXHIBIT 10.1

SUBURBAN PROPANE, L.P.

2014 LONG TERM INCENTIVE PLAN

EFFECTIVE OCTOBER 1, 2013

(AS AMENDED ON NOVEMBER 14, 2016 AND ON JANUARY 22, 2019)

ARTICLE I

PURPOSE AND APPROVAL

The purpose of this Plan is to strengthen Suburban Propane Partners, L.P., Suburban Propane, L.P., and their affiliates, by providing an incentive to certain Participants (as hereinafter defined), and thereby encouraging them to devote their abilities and experience to the success of the Partnership’s business enterprise in such a manner as to enhance the distributable cash flow of the Partnership in order to support the current level of the annualized cash distribution to its Unitholders and to provide Participants with an incentive to increase distributable cash flow in order to support future distribution growth. It is intended that this purpose be achieved by extending to certain Participants added long-term incentive compensation for continued service to the Partnership and achieving certain Performance Measures (as hereinafter defined) which enhance the distribution coverage ratio of the Partnership. This Plan is hereby adopted effective October 1, 2013.

ARTICLE II

DEFINITIONS

For purposes of this Plan, capitalized terms shall have the following meanings:

2.1 “Baseline Cash Flow” shall be calculated for each Measurement Period by multiplying the per-Common Unit annualized distribution rate at the beginning of the Measurement Period, as declared by the Board, by the total number of Common Units outstanding at the beginning of the Measurement Period. For purposes of calculating the annualized distribution rate at the beginning of the Measurement Period, the quarterly distribution rate declared and to be paid in respect of the fiscal quarter immediately preceding the commencement of the three-year Measurement Period will be multiplied by four (4).

2.2 “Base Salary” shall mean the salary paid by the Partnership to a Participant for services rendered, excluding bonuses, fringe benefits, unused sick/personal days or vacation days, any profit realized upon the acquisition or sale of any Common Units acquired under any equity award, payments under a nonqualified deferred compensation plan, income imputed on below market loans, severance pay, any amounts paid or accrued as a contribution to a profit-sharing plan, pension plan, welfare plan or group insurance plan, or non-elective contributions to a deferred compensation plan or any other employee benefit plan maintained by the Partnership, except that Base Salary shall include reduction contributions to a plan established by the Partnership under Code Section 401(k), 125 or 132(f).

2.3 “Beneficial Ownership” shall have the same meaning as that term is used within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

2.4 “Beneficiary” shall mean a Participant’s Beneficiary pursuant to Article VIII.

2.5 “Board” shall mean the Board of Supervisors of Suburban Propane Partners, L.P.

2.6 “Cash Distribution Adjustment” shall mean the sum of the annual differences between the per-Common Unit annualized distribution rate at the beginning of the Measurement Period and the actual per-Common Unit distributions paid during each of the three fiscal years in the Measurement Period, multiplied by the total number of Common Units outstanding at the beginning of the Measurement Period.

2.7 “Cause” shall mean (a) a Participant’s gross negligence or willful misconduct in the performance of his duties, (b) a Participant’s willful or grossly negligent failure to perform his duties, (c) the breach by a Participant of any written covenants to the Partnership, (d) dishonest, fraudulent or unlawful behavior by a Participant (whether or not in conjunction with employment) or a Participant being subject to a judgment, order or decree (by consent or otherwise) by any governmental or regulatory authority which restricts his ability to engage in the business conducted by the Partnership, or any of its affiliates, or (e) willful or reckless breach by a Participant of any policy adopted by the Partnership concerning conflicts of interest, standards of business conduct or fair employment practices or procedures with respect to compliance with applicable laws.

2.8 “Change in Capitalization” means any increase or reduction in the number of Common Units, or any change in the Common Units, change in the percentage ownership interest of the Partnership attributable to the Common Units or exchange of Common Units for a different number or kind of units or other securities of the Partnership by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or other convertible securities, unit distribution, unit split or reverse unit split, cash dividends, property dividend, combination or exchange of units, repurchase of units, change in corporate structure or otherwise.

2.9 “Change of Control” shall mean:

(a) the date (which must be a date subsequent to the Effective Date) on which any Person (including the Partnership’s general partner) or More than One Person Acting as a Group (other than the Partnership and/or its Subsidiaries) acquires, during the 12 month period ending on the date of the most recent acquisition, Common Units or other voting equity interests eligible to vote for the election of Supervisors (or of any entity, including the Partnership’s general partner, that has the same authority as the Board to manage the affairs of the Partnership) (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the Partnership’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which have been acquired in a “Non-Control Acquisition” shall be excluded from the numerator. A “Non-Control Acquisition” shall mean an acquisition of Voting Securities (x) by the Partnership, any of its Subsidiaries and/or an employee benefit plan (or a trust forming a part thereof) maintained by any one or more of them, or (y) in connection with a “Non-Control Transaction”; or

(b) the date of approval by the limited partners of the Partnership, of (w) a merger, consolidation or reorganization involving the Partnership, unless (A) the holders of the Voting Securities of the Partnership immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the entity resulting from such merger, consolidation or reorganization (the “Surviving Entity”) in substantially the same proportion as their ownership of the Voting Securities of the Partnership immediately before such merger, consolidation or reorganization, and (B) no person or entity (other than the Partnership, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Partnership, any Subsidiary, the Surviving Entity, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of more than twenty five percent (25%) of then outstanding Voting Securities of the Partnership), has Beneficial Ownership of more than twenty five percent (25%) of the combined voting power of the Surviving Entity’s then outstanding Voting Securities; (x) a complete liquidation or dissolution of the Partnership; or (y) the sale or other disposition of forty percent (40%) of the total gross fair market value of all the assets of the Partnership to any Person or More than One Person Acting as a Group (other than a transfer to a Subsidiary). For this purpose, gross fair market value means the value of the assets of the Partnership, or the value of the assets being disposed of, determined without regard to any liability associated with such assets. A transaction described in clause (A) or (B) of subsection (w) hereof shall be referred to as a “Non-Control Transaction;” or

(c) the date a majority of the members of the Board is replaced during any twelve-month period by the action of the Board taken when a majority of the Supervisors who are then members of the Board are not Continuing Supervisors (for purposes of this section, the term “Continuing Supervisor” means a Supervisor who was either (A) first elected or appointed as a Supervisor prior to the Effective Date; or (B) subsequently elected or appointed as a Supervisor if such Supervisor was nominated or appointed by at least a majority of the then Continuing Supervisors).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Partnership which, by reducing the number of Voting Securities outstanding, increased the proportional number of Voting Securities Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Partnership, and after such acquisition of Voting Securities by the Partnership, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

Notwithstanding the foregoing, with respect to any payment pursuant to any Vested Phantom Unit granted under the Plan that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that is triggered upon a Change of Control, a transaction shall not be deemed to be a Change of Control unless such transaction constitutes a “change in control event” within the meaning of Section 409A of the Code.

2.10 “Committee” means the Compensation Committee of the Board.

2.11 “Common Unit” means each of the common units representing publicly traded limited partnership interests of the Partnership.

2.12 “Disability” shall have the same meaning that such term (or similar term) has under the long-term disability plan in which the Participant is eligible to be covered.

2.13 “Distributable Cash Flow” for any Fiscal Year shall be calculated as the Adjusted EBITDA for the respective Fiscal Year, as used in the measurement of the amount earned by the Participants under the Partnership’s annual incentive compensation plan for that Fiscal Year, less maintenance capital expenditures, cash interest expense and the provision for income taxes, each as reported by the Partnership in its annual report on Form 10-K filed with the Securities and Exchange Commission for the respective Fiscal Year. “Average Distributable Cash Flow” shall be the sum of the average of the Distributable Cash Flow for each of the three-years in the Measurement Period, plus the Cash Distribution Adjustment.

2.14 “Distribution Coverage Ratio” shall be calculated by dividing the Average Distributable Cash Flow during the Measurement Period by the Baseline Cash Flow.

2.15 “Effective Date” shall mean October 1, 2013.

2.16 “Fair Market Value of Partnership’s Common Units” as of a specific date shall be equal to the twenty-day average of the closing prices preceding that date.

2.17 “Fiscal Year” means the fiscal year adopted by the Partnership.

2.18 “General Partner” has the meaning set forth in the Partnership Agreement.

2.19 “Good Reason” means (a) any failure by the Partnership to comply in any material respect with the compensation provisions of a written employment agreement between a Participant and the Partnership, (b) a material adverse change in a Participant’s title without his consent, or (c) the assignment to a Participant, without his consent, of duties and responsibilities materially inconsistent with his position’s level of responsibility.

2.20 “Measurement Period” has the same meaning as set forth in Article 5.2.

2.21 “More than one Person Acting as a Group” has the same meaning as set forth in Treasury Regulation 1.409A-3(i)(5)(v)(B).

2.22 “Participant” means an employee of Suburban Propane, L.P. or of a Subsidiary designated by the Committee to participate in the Plan.

2.23 “Partnership” means collectively Suburban Propane, L.P. and Suburban Propane Partners, L.P., Delaware limited partnerships, and their successors.

2.24 “Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Suburban Propane Partners, L.P., as amended, or any succeeding agreements of limited partnership of Suburban Propane Partners, L.P.

2.25 “Performance Measures” has the same meaning as set forth in Article 5.3.

2.26 “Person” shall have the same meaning as that term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

2.27 “Phantom Unit Distributions” shall have the same meaning as set forth in Article 5.4.

2.28 “Plan” means this Suburban Propane, L.P. 2014 Long Term Incentive Plan.

2.29 “Retirement” shall mean voluntary termination of employment by a Participant who has attained age 55 and who has completed 10 years of “eligible service” to the Partnership or its predecessors, in connection with a bona fide intent by the Participant to no longer seek full time employment in the industries in which the Partnership then participates. Retirement shall not include voluntary termination of employment by a Participant in response to, or anticipation of, a termination of employment for Cause by the Partnership or one of its affiliates. The term “eligible service” shall have the same meaning as the term is used in the Pension Plan for eligible Employees of Suburban Propane L.P. and Subsidiaries.

2.30 “Subsidiary” shall mean any corporation, partnership, or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Partnership.

2.31 “Supervisor” means a member of the Board.

2.32 “Target Grant” shall have the same meaning as set forth in Article 5.1.

2.33 “Unitholders” means the Persons holding Common Units.

2.34 “Unvested Phantom Units” means a hypothetical number of units arrived at by dividing the Target Grant established upon commencement of the Measurement Period by the Fair Market Value of Partnership Common Units on the first day of the Measurement Period. If the market is closed on the first day of the Measurement Period then the Fair Market Value on the next business day shall be used.

2.35 “Vested Phantom Units” means the quantity of a Participant’s Unvested Phantom Units which are earned upon culmination of the Measurement Period.

ARTICLE III

PARTICIPATION

Only those Participants designated from time to time by the Committee shall participate in the Plan and receive Target Grants hereunder.

ARTICLE IV

ADMINISTRATION

4.1 Administration by the Committee. The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall consist of not less than two members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his own willful misfeasance, gross negligence or reckless disregard of his duties. The Partnership hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization for any transaction hereunder.

4.2 Powers of the Committee. Subject to the express terms and conditions set forth herein, the Committee shall have the power, from time to time to:

(a) select those Participants for whom Target Grants shall be established;

(b) construe and interpret the Plan, the Target Grants, the Unvested and Vested Phantom Units and corresponding Phantom Unit Distributions, and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law and otherwise to make the Plan fully effective.

(c) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(d) generally, exercise such powers and perform such acts as it deems necessary or advisable to promote the best interests of the Partnership with respect to the Plan.

4.3 Decisions of the Committee are Final and Binding. The Committee’s decisions, actions, determinations and interpretations shall be final and binding upon the Partnership, all Participants, Beneficiaries, equity holders of the Partnership and any other Person.

4.4 Change in Capitalization. In the event of any Change in Capitalization, any special distribution to the Common Unitholders or any other event which, in the opinion of the Committee, has a significant impact on the Average Distributable Cash Flow for any Measurement Period not anticipated by the Committee at the commencement of such Measurement Period, the Committee may, but shall not be obligated to, make such adjustments in the Performance Measures, the Phantom Unit Distributions or other aspects of the Plan, as the Committee determines are necessary and appropriate.

ARTICLE V

GRANTS

5.1 Target Grant. The Committee shall establish a Target Grant for each Participant at the beginning of each Fiscal Year equal to a designated percentage of such Participant’s Base Salary at the start of the Fiscal Year. Each Participant’s designated percentage shall be recorded in resolutions of the Committee. In the event a Participant’s Base Salary for the respective Fiscal Year is adjusted within 120 days after the start of the Fiscal Year, the Target Grant will be computed using such adjusted Base Salary.

5.2 Measurement Period. This is a three-year period commencing on the first day of the Fiscal Year during which the Target Grant was established and ending on the last day of the third Fiscal Year.

5.3 Performance Measures. The percentage of the Unvested Phantom Units that shall be earned and immediately converted to Vested Phantom Units at the end of the Measurement Period shall be determined by the Committee based upon the level of the Distribution Coverage Ratio at the end of the Measurement Period in relation to the chart below. If, at the end of the Measurement Period, the Committee determines that any portion of the Unvested Phantom Units has not been earned, the unearned portion of said Unvested Phantom Units shall be forfeited.

The following chart illustrates the percentage of the Unvested Phantom Units that shall be converted to Vested Phantom Units based upon the Partnership’s Distribution Coverage Ratio computed at the end of the Measurement Period for grants made prior to September 24, 2016.

Distribution Coverage Ratio	% of Unvested Phantom Units That Will Vest
Less than 1.00	00.0%
1.00 (Threshold Performance)	50.0%
1.01	52.5%
1.02	55.0%
1.03	57.5%
1.04	60.0%
1.05	62.5%
1.06	65.0%
1.07	67.5%
1.08	70.0%
1.09	72.5%
1.10	75.0%
1.11	77.5%

1.12	80.0%
1.13	82.5%
1.14	85.0%
1.15	87.5%
1.16	90.0%
1.17	92.5%
1.18	95.0%
1.19	97.5%
1.20 (Target Performance)	100.0%
1.21	101.7%
1.22	103.3%
1.23	105.0%
1.24	106.7%
1.25	108.4%
1.26	110.0%
1.27	111.7%
1.28	113.4%
1.29	115.0%
1.30	116.7%
1.31	118.4%
1.32	120.0%
1.33	121.7%
1.34	123.4%
1.35	125.1%
1.36	126.7%
1.37	128.4%
1.38	130.1%
1.39	131.7%
1.40	133.4%
1.41	135.1%
1.42	136.7%
1.43	138.4%
1.44	140.1%
1.45	141.8%
1.46	143.4%
1.47	145.1%
1.48	146.8%
1.49	148.4%
1.50 and Higher (Maximum Performance)	150.0%

The following chart illustrates the percentage of the Unvested Phantom Units that shall be converted to Vested Phantom Units based upon the Partnership’s Distribution Coverage Ratio computed at the end of the Measurement Period for grants made subsequent to September 24, 2016.

Distribution Coverage Ratio	% of Unvested Phantom Units That Will Vest
Less than 1.00	00.00%
1.00 (Threshold Performance)	50.00%
1.01	55.00%
1.02	60.00%
1.03	65.00%
1.04	70.00%
1.05	75.00%
1.06	80.00%
1.07	85.00%
1.08	90.00%
1.09	95.00%
1.10 (Target Performance)	100.00%

1.11	103.33%
1.12	106.67%
1.13	110.00%
1.14	113.33%
1.15	116.67%
1.16	120.00%
1.17	123.33%
1.18	126.67%
1.19	130.00%
1.20 (Target Performance)	133.33%
1.21	136.67%
1.22	140.00%
1.23	143.33%
1.24	146.67%
1.25 and Higher (Maximum Performance)	150.00%

5.4 Plan Distributions. Upon vesting, each Participant will receive a cash payment equal to the quantity of his Vested Phantom Units multiplied by the Fair Market Value of the Partnership’s Common Units on the last date of the Measurement Period plus the Participant’s Phantom Unit Distributions. For this purpose, “Phantom Unit Distributions” means the Participant’s Vested Phantom Units multiplied by the cumulative per-Common Unit distribution declared and paid by the Partnership for each quarter over the course of the Measurement Period. In no event shall any payments be made hereunder in Common Units.

ARTICLE VI

VESTING

6.1 Vesting Schedule. Subject to Articles 6.2 and 6.3, vesting is in accordance with Article 5.3. Notwithstanding anything in this Article VI to the contrary, the Committee may accelerate the vesting of Unvested Phantom Units and all accrued Phantom Unit Distributions at any time for any reason, but may not accelerate payment of any Phantom Units except as expressly authorized hereunder.

6.2 Change of Control. Notwithstanding anything in this Plan to the contrary, upon a Change of Control, the cash value of 150% of all Unvested Phantom Units and a sum equal to 150% of the Unvested Phantom Units multiplied by an amount equal to the cumulative, per-Common Unit distribution from the beginning of the Measurement Period through the date on which a Change of Control occurred shall become fully vested and non-forfeitable and shall be paid to a Participant within thirty (30) days after the Change of Control.

6.3 Forfeiture. Subject to Articles 6.2, 6.4 and 6.5, Unvested Phantom Units shall lapse and be forfeited upon the occurrence of either of the following events: (a) termination of the Participant’s employment or participation in the Plan for any reason, except under the circumstances provided in Articles 6.4 and 6.5; (b) any attempted or completed transfer, sale, pledge, hypothecation, or assignment by the Participant of the Unvested Phantom Units.

6.4 Disability or Death. Notwithstanding the provisions of Article 6.3, if a Participant’s employment terminates as a result of Disability or death, all Unvested Phantom Units and the Phantom Unit Distributions associated with said Unvested Phantom Units for such Participant shall vest in accordance with Articles 6.1 and 6.2, as applicable, and shall be paid in accordance with Article VII and VIII.

6.5 Termination without Cause or for Good Reason. In the event a Participant’s employment by the Partnership is terminated by the Partnership without Cause or by the Participant for Good Reason, all Unvested Phantom Units and all Phantom Unit Distributions associated with said Unvested Phantom Units shall vest upon the next succeeding scheduled vesting date pursuant to Articles 6.1 or 6.2, as applicable, and shall be paid in accordance with Article VII and VIII.

6.6 Notwithstanding anything in this Plan to the contrary, Target Grants shall be deemed ‘‘Incentive Compensation’’ covered by the terms of the Partnership’s Incentive Compensation Recoupment Policy (the

‘‘Policy’’) adopted by the Board on April 25, 2007, which is incorporated herein by reference. In accordance with the Policy, in the event of a significant restatement of the Partnership’s published financial results, where the percentage of the Unvested Phantom Units derived from Target Grants subject to this Section 6.6 that are converted to Vested Phantom Units pursuant to Section 5.3 herein would have been lower had the vesting percentage been calculated based on the restated financial results, the Committee may review the circumstances surrounding the restatement and shall have the sole and absolute discretion and authority to determine whether to seek reimbursement of the amount, or some lesser portion thereof (without interest), by which certain Participants’ distributions under Section 5.5 of the Plan exceeded the lower payment that would have been made based on the restated financial results, regardless of the fault, misconduct or responsibility of any such Participants in the restatement. If the Committee determines that any fraud or intentional misconduct by a Participant was a contributing factor to the Partnership having to make a significant restatement, then, in addition to other disciplinary action, the Committee may require reimbursement of all, or any part, of the compensation paid to that executive in excess of that executive’s Base Salary, plus interest, including distributions made under the Plan, for the period of such restatement. This Section 6.6 shall be interpreted and administered in accordance with the Policy as in effect from time to time. In the case of any inconsistency between the Policy and this Section 6.6, the Policy shall control.

ARTICLE VII

PAYMENTS

The Plan Distributions associated with Vested Phantom Units earned by a Participant under the Plan shall be paid to the Participant as soon as reasonably possible following the culmination of the Measurement Period, but in no event later than the end of the calendar year in which the Measurement Period concluded, other than as provided in Section 6.2.

ARTICLE VIII

BENEFICIARIES

A Participant may at any time and from time to time prior to death designate one or more Beneficiaries to receive any payments to be made following the Participant’s death. If no such designation is on file with the Partnership at the time of a Participant’s death, the Participant’s Beneficiary shall be the beneficiary or beneficiaries named in the Beneficiary designation most recently filed by the Participant with the Partnership. If the Participant has not effectively designated a Beneficiary, or if no Beneficiary so designated has survived the Participant, the Participant’s Beneficiary shall be the Participant’s surviving spouse, or, if no spouse has survived the Participant, the estate of the deceased Participant. If an individual Beneficiary cannot be located for a period of one year following the Participant’s death, despite mail notification to the Beneficiary’s last known address, and if the Beneficiary has not made a written claim for benefits within such period to the Committee, the Beneficiary shall be deemed to have predeceased the Participant. The Committee may require such proof of death and such evidence of the right of any person to receive all or part of the benefit of a deceased Participant as the Committee may consider to be appropriate. The Committee may rely upon any direction by the legal representatives of the estate of a deceased Participant, without liability to any other person. If a Participant has designated his spouse as Beneficiary, upon entry of a judgment of divorce (or other evidence of formal dissolution of the marriage) the designation of the spouse as Beneficiary will be deemed to have been revoked unless the Participant reaffirms such designation thereafter.

ARTICLE IX

TERMINATION AND AMENDMENT OF THE PLAN

The Plan shall terminate by its terms on the day preceding the tenth anniversary of the Effective Date of this Plan as originally adopted and no Target Grant may be established thereafter. The previous sentence notwithstanding, the Board may, at any time and from time to time, amend, terminate, modify or suspend the Plan; provided, however, that no such amendment, modification, suspension or termination shall impair or adversely affect any Target Grants established for a Participant under the Plan, except with the consent of the Participant. Any amounts payable under the Plan in connection with a termination of the Plan shall either be made at the time otherwise provided herein or, in the Committee’s sole discretion, upon an earlier date to the extent permitted under Section 409A of the Code.

ARTICLE X

NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options to acquire Common Units, and such arrangements may be either applicable generally or only in specific cases.

ARTICLE XI

LIMITATION OF LIABILITY

As illustrative of the limitation of liability of the Partnership, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to the establishment of a Target Grant other than at the sole discretion of the Committee;

(b) give any person any rights whatsoever with respect to a Target Grant or Unvested Phantom Units except as specifically provided in the Plan.

(c) limit in any way the right of the Partnership to terminate the employment of any person at any time; or

(d) be evidence of any agreement or understanding, express or implied, that the Partnership will employ any person at any particular rate of compensation or for any particular period of time.

ARTICLE XII

REGULATIONS AND OTHER APPROVALS; GOVERNING LAW

12.1 Except as to matters of federal law, this Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with laws of the State of New Jersey without giving effect to conflicts of law principles.

12.2 Except as provided in Article IX hereof, the Board may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority.

ARTICLE XIII

WITHHOLDING OF TAXES

At such time(s) as a Participant recognizes income for purposes of income, employment, or other tax liability, the Partnership shall withhold an amount equal to the federal, state and local taxes and other amounts as may be required by law to be withheld by the Partnership.

ARTICLE XIV

NO REQUIRED SEGREGATION OF ASSETS

Neither the Partnership nor any Subsidiary shall be required to segregate any assets that may at any time be represented by Phantom Units or Phantom Unit Distributions made pursuant to the Plan.

ARTICLE XV

RIGHT OF DISCHARGE RESERVED

Neither the Plan nor the establishment of any Target Grant shall guarantee any Participant continued employment with the Partnership, or a Subsidiary, or guarantee the establishment of future Target Grants.

ARTICLE XVI

NATURE OF PAYMENTS

All Phantom Units awarded and Phantom Unit Distributions made pursuant to the Plan are in consideration of services for the Partnership or its Subsidiaries. The Phantom Units and Phantom Unit Distributions constitute a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Partnership or any Subsidiary except as may be determined by the Committee.

ARTICLE XVII

CONSTRUCTION OF PLAN

The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and vice versa.

ARTICLE XVIII

SEVERABILITY

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability of said provision shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

ARTICLE XIX

DEFERRAL

Payments under the Plan may not be deferred by the Participants.

ARTICLE XX

RETIREMENT OF PARTICIPANT

Upon Retirement, a Participant shall not be eligible for any additional grants under the Plan; however, all Unvested Phantom Units and all Phantom Unit Distributions associated with said Unvested Phantom Units shall vest upon their normal scheduled vesting dates pursuant to Articles 6.1 or 6.2, as applicable, and shall be paid in accordance with Article VII and VIII.

ARTICLE XXI

CODE SECTION 409A

Although the Partnership makes no guarantee with respect to the tax treatment of payments hereunder, the Plan is intended to comply with, or be exempt from, Section 409A of the Code and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Partnership.